						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jun 29,		Mar 30,		Jun 30,
	2019		2019		2018
Operating income, as reported		$104,528		$70,125		$81,318
One-time employee bonus	+	—	+	—	+	13,512
Adjusted operating income		$104,528		$70,125		$94,830
	÷	3			÷	3
		34,843				31,610
	x	4	x	2	x	4

Adjusted annualized operating income		$139,372		$140,250		$126,440
Adjusted effective tax rate	x	15%	x	15%	x	10%
Tax impact		20,906		21,038		12,644
Adjusted operating income (tax effected)		$118,466		$119,212		$113,796

Average invested capital	÷	$921,435	÷	$898,929	÷	$716,374

ROIC		12.9%		13.3%		15.9%
Weighted average cost of capital	-	9.0%	-	9.0%	-	9.5%
Economic return		3.9%		4.3%		6.4%

	Three Months Ended
Average Invested Capital	Jun 29,	Mar 30,	Dec 29,	Sept 29,
	2019	2019	2018	2018
Equity	$860,791	$875,444	$905,163	$921,143
Plus:
Debt - current	138,976	93,197	8,633	5,532
Debt - long-term	187,581	187,120	187,567	183,085
Less:
Cash and cash equivalents	(198,395)	(184,028)	(188,799)	(297,269)
	$988,953	$971,733	$912,564	$812,491

	Three Months Ended
Average Invested Capital	Jun 30,	Mar 31,	Dec 30,	Sept 30,
	2018	2018	2017	2017
Equity	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	6,365	180,772	179,881	286,934
Debt - long-term	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(332,723)	(402,470)	(506,694)	(568,860)
	$736,206	$726,022	$633,083	$770,186